Exhibit 99.1

LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, MD 20814

Ph. (301) 941-1500

Fax (301) 941-1553

www.lasallehotels.com

LA SALLE HOTEL PROPERTIES REPORTS SECOND QUARTER RESULTS

RevPAR Increases 11.7 Percent; EBITDA Rises 24 Percent

BETHESDA, MD, July 20, 2005 — LaSalle Hotel Properties (NYSE: LHO) today reported net income to common shareholders of $10.3 million, or $0.34 per diluted share for the quarter ended June 30, 2005, compared to net income of $7.1 million, or $0.26 per diluted share for the prior year period.

For the quarter ended June 30, 2005, the Company generated funds from operations (“FFO”) of $20.8 million versus $17.2 million for the same period of 2004. On a per diluted share/unit basis, FFO for the second quarter was $0.68 versus $0.63 for the same period last year. The Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2005’s second quarter increased 24 percent to $32.2 million from $26.0 million during the prior year period. Excluding the impact of a $1.0 million contingent litigation expense, FFO per share/unit would have been $0.71 and EBITDA would have been $33.2 million.

Room revenue per available room (“RevPAR”) for the quarter ended June 30, 2005 versus the same period in 2004 increased 11.7 percent to $130.77. Average daily rate (“ADR”) rose to $173.40, an 8.7 percent improvement, while occupancy rose 2.7 percent to 75.4 percent from the prior year period.

“The dynamic growth in RevPAR we achieved in the quarter resulted from robust demand from business travelers, a strong recovery in international inbound travel and significant pricing power at the majority of our properties. As a result, rate growth represented over 70% of our increase in RevPAR for the second quarter,” said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. “In addition, a number of our properties are benefiting from recent flag changes, renovations and repositionings, including the Westin City Center Dallas and Sheraton Bloomington Minneapolis South.”

The Company’s hotels generated $34.3 million of EBITDA for the second quarter compared with $29.5 million for the same period last year. Second quarter portfolio-wide EBITDA margins improved 197 basis points (“bps”) from the prior year. EBITDA margins in the quarter increased primarily due to the strong RevPAR growth.

“We are very pleased with the increased portfolio-wide operating margins during the quarter,” advised Mr. Bortz. “Despite greater than inflationary increases in a number of expense categories, including labor costs, health benefits, property taxes and energy, the portfolio continues to see margin improvement driven primarily from RevPAR growth.”

During the second quarter, the Company accrued $1.0 million for contingent legal fees related to its ongoing litigation with Meridien and related affiliates. As a result of this accrual, the net contingent lease termination liability has a current balance of approximately $2.0 million as of June 30, 2005, which is included in accounts payable and accrued expenses in its consolidated balance sheets. Based on the claims Lasalle Hotel Properties has against Meridien, the Company is and will continue to seek damages and reimbursement of legal fees, and therefore, ultimately any contingent lease termination expense may be adjusted accordingly.

On May 18, 2005, the Company acquired the 112-room Onyx Hotel for approximately $28.6 million. The hotel opened in May 2004 and is located in historic downtown Boston in an up and coming area called The Bullfinch Triangle. The hotel is also two blocks from the Fleet Center (TD Banknorth Garden) and within a short walk of historical landmarks such as Faneuil Hall and Bunker Hill. The Onyx Hotel has already received AAA’s Four Diamond rating for outstanding amenities and high-level services. The hotel offers wireless high-speed internet access throughout, as well as other amenities and services including the Ruby Room, a 45-seat bar and lounge serving breakfast and dinner, valet parking, 24-hour room service and complimentary weekday morning town-car service.

“Boston continues to be one of our targeted urban markets,” remarked Mr. Bortz. “With hotel occupancies in Boston surpassing 73% and with the demand generators in place, the Boston market should continue to see significant rate growth. As the Onyx Hotel ramps up to its stabilized rate and occupancy levels over the next several years, we expect it to outpace the strong rate growth of the market.”

On June 8, 2005, the Company announced that it had successfully executed a $59.6 million secured loan at a fixed rate of 5.35 percent. The term of the loan is seven years and is collateralized by the Company’s 282-room Hilton San Diego Gaslamp Quarter. Proceeds from the financing were used to reduce LaSalle’s outstanding balance on its credit facility.

On June 9, 2005, the Company announced that it had successfully amended and restated its $300.0 million senior unsecured bank facility. The terms of the amended and restated facility are substantially the same as the prior credit facility, except for the pricing reduction and the extended maturity date of June 9, 2008, with an option to extend to June 9, 2009. Additionally, LaSalle Hotel Lessee, the Company’s taxable REIT subsidiary, also amended and restated its $25 million revolver on similar terms as the amended and restated senior unsecured credit facility.

As of the end of the second quarter 2005, LaSalle Hotel Properties had total outstanding debt of $409.0 million, including its $14.4 million portion of the joint venture debt related to the Chicago Marriott. The Company’s $300.0 million unsecured credit facility had $70.0 million outstanding as of June 30, 2005. Interest expense for the quarter, excluding amortization of financing fees, was $4.6 million resulting in a trailing 12-month Corporate EBITDA to interest coverage ratio of 5.1 times. As of June 30, 2005, total debt to trailing 12-month Corporate EBITDA equaled 4.3 times, one of the lowest debt to EBITDA ratios in the industry.

For the six months ended June 30, 2005, net income applicable to common shareholders increased to $7.3 million from $0.9 million for the prior year period. EBITDA was $45.7 million compared to $33.4 million for the same period in 2004. FFO was $29.1 million compared with $20.4 million for the prior year period. Net income, EBITDA and FFO for the current year include the Company’s $1.0 million contingent litigation expense with Meridien and would be $1.0 million higher but for that expense. RevPAR improved 11.2 percent, as ADR increased 8.9 percent to $163.86, while occupancy improved 2.1 percent to 69.8 percent as compared to the same six-month period in 2004.

Subsequent Events

On July 15, 2005, the Company announced a 25.0 percent increase in its monthly dividend to $0.10 per common share of beneficial interest for each of the months of July, August and September 2005. This represents a 3.5 percent annualized yield based on the Company’s closing share price on July 20, 2005.

The July dividend will be paid on August 15, 2005 to common shareholders of record on July 29, 2005; the August dividend will be paid on September 15, 2005 to common shareholders of record on August 31, 2005; and the September dividend will be paid on October 14, 2005 to common shareholders of record on September 30, 2005.

2005 Outlook

The Company’s current 2005 outlook is as follows:

Net Income	$18.7 million - $20.2 million ($0.62 - $0.67 per diluted share);
FFO	$62.5 million - $64.0 million ($2.04 - $2.09 per diluted share/unit);
EBITDA	$96.8 million - $98.3 million;
Capital Expenditures	$60.0 million;
RevPAR	9.0% - 10.0% growth over prior year; and

Hotel Level Portfolio-Wide

    EBITDA Margin Growth 150 – 180 basis points.

These forecasts assume a healthy economic environment and no unexpected events negatively impacting the economy or the travel industry. These forecasts for net income, FFO and EBITDA also include the reduction related to the $1.0 million contingent litigation expense with Meridien and would be $1.0 million higher but for that expense.

LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 22 upscale and luxury full-service hotels, totaling approximately 6,800 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including, Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Hilton Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s business strategy, individual hotel performance, estimates of room demand, occupancy and ADR, industry trends, estimated revenues and expenses (including estimates of RevPAR, net income, EBITDA and FFO), expected liquidity needs and sources (including capital expenditures and the ability to obtain financing or raise capital), and anticipated outcomes and consequences of pending litigation. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks and downturns in general and local economic conditions, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, and (viii) the risk factors discussed in the Company’s Annual Report on Form 10-K. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # #

Additional Contacts:

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties – 301/941-1500

For additional information or to receive press releases via e-mail, please visit our website at

www.lasallehotels.com

LASALLE HOTEL PROPERTIES

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Revenues:
Hotel operating revenues:
Room revenue	$53,962	$39,299	$94,502	$65,912
Food and beverage revenue	25,267	20,645	46,046	35,080
Other operating department revenue	5,728	4,599	10,089	7,818

Total hotel operating revenues	84,957	64,543	150,637	108,810
Participating lease revenue	5,490	4,854	9,415	8,427
Other income	196	11	617	92

Total revenues	90,643	69,408	160,669	117,329

Expenses:
Hotel operating expenses:
Room	12,182	9,226	22,832	16,634
Food and beverage	16,345	13,561	31,413	24,033
Other direct	3,234	2,369	5,885	4,425
Other indirect	22,387	17,002	42,156	31,004

Total hotel operating expenses	54,148	42,158	102,286	76,096
Depreciation and other amortization	10,032	9,035	20,352	17,315
Real estate taxes, personal property taxes and insurance	3,100	2,742	6,435	5,238
Ground rent	971	831	1,769	1,602
General and administrative	2,467	1,970	5,234	4,113
Lease termination expenses	1,018	—	1,018	—
Other expenses	44	133	130	583

Total operating expenses	71,780	56,869	137,224	104,947

Operating income	18,863	12,539	23,445	12,382
Interest income	105	81	205	155
Interest expense	(5,209)	(3,830)	(9,832)	(7,627)

Income before income tax benefit (expense), minority interest, equity in earnings of unconsolidated entities, and discontinued operations	13,759	8,790	13,818	4,910
Income tax (expense) benefit	(2,571)	(1,187)	(766)	790
Minority interest in LaSalle Hotel Operating Partnership, L.P.	(138)	(131)	(157)	(93)
Equity in income of unconsolidated entities	475	262	186	14

Income from continuing operations	11,525	7,734	13,081	5,621

Discontinued operations:
Income (loss) from operations of properties held for sale	2,093	2,018	(163)	(327)
Income (loss) from properties sold	—	973	(45)	1,459
Minority interest, net of tax	(23)	(41)	(7)	(26)
Income tax (expense) benefit	(178)	(452)	740	451

Net income from discontinued operations	1,892	2,498	525	1,557

Net income	13,417	10,232	13,606	7,178
Distributions to preferred shareholders	(3,133)	(3,133)	(6,266)	(6,266)

Net income applicable to common shareholders	$10,284	$7,099	$7,340	$912

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Earnings per Common Share - Basic:
Income (loss) applicable to common shareholders before discontinued operations and after dividends paid on unvested restricted shares	$0.28	$0.17	$0.23	$(0.03)
Discontinued operations	0.06	0.10	0.01	0.06

Net income applicable to common shareholders after dividends paid on unvested restricted shares	$0.34	$0.27	$0.24	$0.03

Earnings per Common Share - Diluted:
Income (loss) applicable to common shareholders before discontinued operations	$0.28	$0.17	$0.23	$(0.02)
Discontinued operations	0.06	0.09	0.01	0.06

Net income applicable to common shareholders	$0.34	$0.26	$0.24	$0.04

Weighted average number of common shares outstanding:
Basic	29,822,566	26,395,156	29,767,699	25,220,929
Diluted	30,287,688	26,917,093	30,245,373	25,850,312

LASALLE HOTEL PROPERTIES

FFO and EBITDA

(Dollars in thousands, except share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Funds From Operations (FFO):
Net income applicable to common shareholders	$10,284	$7,099	$7,340	$912
Depreciation	10,217	9,651	21,164	18,783
Equity in depreciation of joint venture	146	262	411	525
Amortization of deferred lease costs	12	12	23	23
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P	138	131	157	93
Minority interest in discontinued operations	23	41	7	26

FFO	$20,820	$17,196	$29,102	$20,362

Weighted average number of common shares and units outstanding:
Basic	30,159,942	26,819,842	30,127,805	25,645,615
Diluted	30,625,064	27,341,779	30,605,480	26,274,998

	For the three months ended June 30,		For the six months ended June 30,
	2005	2004	2005	2004
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders	$10,284	$7,099	$7,340	$912
Interest	5,213	3,837	9,837	7,638
Equity in interest expense of joint venture	195	114	341	261
Income tax expense (benefit)
Income tax expense (benefit)	2,571	1,187	766	(790)
Income tax expense (benefit) from discontinued operations	178	452	(740)	(451)
Depreciation and other amortization	10,305	9,678	21,269	18,836
Equity in depreciation/amortization of joint venture	169	302	456	593
Minority interest:
Minority interest in LaSalle Hotel Operating Partnership, L.P	138	131	157	93
Minority interest in discontinued operations	23	41	7	26
Distributions to preferred shareholders	3,133	3,133	6,266	6,266

EBITDA	$32,209	$25,974	$45,699	$33,384

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
TOTAL PORTFOLIO
Occupancy	75.4%	73.4%	69.8%	68.4%
Increase/(Decrease)	2.7%		2.1%
ADR	$173.40	$159.52	$163.86	$150.50
Increase/(Decrease)	8.7%		8.9%
REVPAR	$130.77	$117.12	$114.43	$102.93
Increase/(Decrease)	11.7%		11.2%

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of June 30, 2005, including the Hilton Gaslamp, Grafton on Sunset and Onyx Hotel for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The Indianapolis Marriott, Hilton Alexandria Old Town, Chaminade, Hilton Gaslamp, Grafton on Sunset and Onyx Hotel are shown in 2004 for their comparative period of ownership in 2005.

LASALLE HOTEL PROPERTIES

Statistical Data for the Hotels

(Unaudited)

Prior Year Operating Data

	1Q’2004	2Q’2004	3Q’2004	4Q’2004	Full Year 2004
Occupancy	63.3%	73.4%	75.5%	63.2%	68.8%
ADR	$139.96	$159.52	$163.47	$151.76	$154.34
REVPAR	$88.65	$117.12	$123.39	$95.97	$106.14

Note:

This schedule includes historical operating data for the hotels owned as of June 30, 2005. Historical data is included in 2004 for the hotel’s comparative period of ownership in 2005.

LASALLE HOTEL PROPERTIES

Hotel Operational Data

Schedule of Property Level Results

(unaudited, dollars in thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenues
Room	65,541	58,645	113,701	102,969
Food & beverage	32,112	30,004	56,759	52,332
Other	8,696	8,779	14,150	14,256

Total hotel sales	106,349	97,428	184,610	169,557

Expenses
Room	14,515	13,704	27,179	25,601
Food & beverage	20,541	19,812	38,739	36,520
Other direct	4,841	4,613	8,480	8,125
General & administrative	8,466	7,857	15,846	15,001
Sales & marketing	7,490	7,043	14,185	13,737
Management fees	3,428	3,106	5,605	5,147
POM	4,195	3,718	8,228	7,325
Energy	3,191	2,804	6,329	5,826
Fixed expenses	5,337	5,231	10,688	10,375

Total hotel expenses	72,004	67,888	135,279	127,657

EBITDA	34,345	29,540	49,331	41,900

Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of June 30, 2005, including the Hilton Gaslamp, Grafton on Sunset and Onyx Hotel for the Company’s period of ownership, and the Company’s 9.9% interest in The Chicago Marriott Downtown joint venture. The Indianapolis Marriott, Hilton Alexandria Old Town, Chaminade, Hilton Gaslamp, Grafton on Sunset and Onyx Hotel are shown in 2004 for their comparative period of ownership in 2005.